Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-165473
Supplement dated May 16, 2011)

$1,500,000,000

$800,000,000 6% Senior Notes due 2019

$700,000,000 6.25% Senior Notes due 2021

Final Term Sheet

May 18, 2011

Issuer:	Alpha Natural Resources, Inc.
2019 Notes
Aggregate Principal Amount:	$800,000,000
Title of Securities:	6% Senior Notes due 2019
Maturity:	June 1, 2019
Offering Price:	100.000%
Coupon:	6.000%
Yield to Maturity:	6.000%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2011
Record Dates:	May 15 and November 15
Optional Redemption:	Commencing	Price
	June 1, 2014	103.000%
	June 1, 2015	101.500%
	June 1, 2016 and thereafter	100.000%
Equity Redemption:	Prior to June 1, 2014, up to 35% of the original aggregate principal amount of the 2019 Notes at 106.000% if at least 65% remains outstanding.
Make-whole Call:	Prior to June 1, 2014, any or all of the 2019 Notes at 100% of principal amount plus the Applicable Premium (as defined in the Preliminary Prospectus Supplement).
CUSIP Number:	02076X AB8
ISIN Number:	US02076XAB82
2021 Notes
Aggregate Principal Amount:	$700,000,000
Title of Securities:	6.25% Senior Notes due 2021

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Maturity:	June 1, 2021
Offering Price:	100.000%
Coupon:	6.250%
Yield to Maturity:	6.250%
Interest Payment Dates:	June 1 and December 1, commencing December 1, 2011
Record Dates:	May 15 and November 15
Optional Redemption:	Commencing	Price
	June 1, 2016	103.125%
	June 1, 2017	102.083%
	June 1, 2018	101.042%
	June 1, 2019 and thereafter	100.000%
Equity Redemption:	Prior to June 1, 2016, up to 35% of the original aggregate principal amount of the 2021 Notes at 106.250% if at least 65% remains outstanding.
Make-whole Call:	Prior to June 1, 2016, any or all of the 2021 Notes at 100% of principal amount plus the Applicable Premium (as defined in the Preliminary Prospectus Supplement).
CUSIP Number:	02076X AC6
ISIN Number:	US02076XAC65
Terms Applicable to All Notes
Mandatory Redemption:

The offering of the 2019 Notes and the 2021 Notes (collectively, the “Notes”) is made in contemplation of the concurrent consummation of the proposed acquisition of Massey Energy Company by Alpha Natural Resources, Inc. (the “Merger”).  If the Merger does not occur concurrently with the offering or on or prior to September 1, 2011, the Issuer shall redeem the Notes no later than 10 business days thereafter at a price equal to 101% of the aggregate principal amount of Notes, together with accrued and unpaid interest  from the Settlement Date to, but not including, the date of redemption.

Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated Citigroup Global Markets Inc.
Co-Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. PNC Capital Markets LLC
Trade Date:	May 18, 2011
Settlement Date:

June 1, 2011 (T+9).  Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade before the Notes are delivered will be

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required, because the Notes initially will settle in T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. If you wish to trade Notes before their delivery, you should consult your own advisors.

Distribution:	Registered Offering
Net Proceeds:

We estimate that the net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses from the sale of the Notes will be approximately $1.47 billion.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting the Next-Generation EDGAR System on the SEC web site at www.sec.gov.  Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling either of the Joint Book-Running Managers at the numbers below:

Morgan Stanley & Co. Incorporated	(917) 606-8487 (call collect)

Citigroup Global Markets Inc.	(800) 831-9146 (toll free)

The information in this communication supersedes the information in the preliminary prospectus supplement to the extent it is inconsistent with such information.  Before you invest, you should read the preliminary prospectus supplement (including the documents incorporated by reference therein) for more information concerning the Issuer and the Notes.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.

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